Exhibit 99.1

THE CHILDREN’S PLACE RAISES FOURTH QUARTER AND FISCAL YEAR 2016 COMPARABLE RETAIL SALES AND ADJUSTED DILUTED EPS GUIDANCE

Announces Comparable Retail Sales of Positive 6.9% Through the First Nine Weeks of the Fourth Quarter

Increases Fourth Quarter 2016 Adjusted EPS Guidance to $1.53 to $1.58 vs Previous Guidance of $1.43 to $1.48

Increases Fiscal 2016 Adjusted EPS Guidance to $5.10 to $5.15 vs Previous Guidance of $5.00 to $5.05

Secaucus, New Jersey – January 5, 2017 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today increased guidance for fourth quarter and fiscal year 2016 comparable retail sales and adjusted net income per diluted share (“adjusted diluted EPS”).

Jane Elfers, President and Chief Executive Officer, announced:  “Our comparable retail sales were positive 6.9% through the first nine weeks of the fourth quarter, compared to positive 7.3% in the comparable nine week period in the fourth quarter of 2015. Based on these outstanding results, we are increasing our fourth quarter and fiscal year 2016 guidance for comparable retail sales and adjusted diluted EPS.”

Ms. Elfers concluded: "Our strong performance is the result of consistent execution against our long term strategic growth initiatives led by a best in class management team.”

The Company also announced that it will participate at the 2017 ICR Conference in Orlando, Florida on Tuesday January 10th, 2017.

Updated Outlook

The Company is updating its outlook for the fourth quarter of 2016 and now expects adjusted diluted EPS to be in the range of $1.53 and $1.58. This compares to the Company’s previous guidance for adjusted diluted EPS of $1.43 to $1.48 and to adjusted diluted EPS of $1.19 in the fourth quarter of 2015. This guidance assumes a comparable retail sales increase of approximately 6% to 7% for the quarter compared to a 6.7% increase in the fourth quarter of 2015 and previous guidance of a low single digit increase.

The Company is also updating its outlook for fiscal year 2016 and now expects adjusted diluted EPS to be in the range of $5.10 to $5.15. This compares to the Company’s previous guidance for adjusted diluted EPS of $5.00 to $5.05 and to adjusted diluted EPS of $3.60 in fiscal 2015. This guidance assumes a comparable retail sales increase of approximately 5% for the year. This guidance for adjusted diluted EPS excludes net charges of approximately $0.2 million as of the end of the third quarter, primarily related to asset impairment charges and income related to the release of reserves for prior year uncertain tax positions that the Company believes are not reflective of the performance of its core business.

Financial Measures

The Company’s updated outlook is set forth in this press release on an as adjusted, non-GAAP basis. Adjusted net income per diluted share and adjusted diluted EPS are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the items excluded as non-GAAP adjustments are not reflective of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present outlook for its core business. The Company uses non-GAAP measures to evaluate and measure operating performance, including, as previously disclosed, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of October 29, 2016, the Company operated 1,061 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 139 international points of distribution open and operated by its 6 franchise partners in 17 countries.

Forward Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its Annual Report on Form 10-K for the fiscal year ended January 30, 2016. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693